EXHIBIT 99.1

Domino’s Pizza Announces Strong Third Quarter 2003,

Excluding Short Term Impact of Recapitalization

Successful Recapitalization Lowers Effective Borrowing Rate

ANN ARBOR, Michigan, October 23, 2003: Domino’s, Inc., the recognized world leader in pizza delivery, today announced its financial results for the third quarter ended September 7, 2003. During the third quarter, the Company completed a successful recapitalization. Charges related to the recapitalization totaled approximately $52.4 million (pre-tax) and included $20.4 million of bond tender fees, which is included in other expense, and a $15.6 million write-off of financing fees, which is included in interest expense. The Company also recorded $16.4 million of general and administrative expenses, which included $12.4 million of certain make-whole payments and $4.0 million of other charges. The financial information reported in this press release includes all recapitalization charges and related amounts.

“One-time expenses associated with our highly successful recapitalization have obscured our otherwise positive third quarter,” said David A. Brandon, Domino’s Chairman and Chief Executive Officer. “We grew our domestic and international store counts and increased our system-wide sales during the quarter. In addition, excluding the recapitalization costs, we continued to improve our operating cash flow. Our brand and Company demonstrated resiliency and strength during a difficult quarter for our category and retail overall. We remain successful as a result of our relentless commitment to customer service, product improvements and innovations, and a passion for being the best pizza delivery company.”

Quarterly Highlights

(versus third quarter 2002)

•	Net income decreased $29.1 million to a loss of $18.3 million, which includes after-tax charges of $32.8 million incurred in connection with the Company’s recapitalization.

•	Earnings before interest, taxes, depreciation, amortization, gains (losses) on sale/disposal of assets and other, and gain (loss) on debt extinguishments, calculated in the manner required by SFAS No. 131 and which we refer to throughout this document as SFAS 131 Reported Earnings, decreased $14.0 million to $25.8 million, which includes charges of $16.4 million incurred in connection with the Company’s recapitalization.

•	System-wide sales increased 5.5% to a third quarter record of $927.0 million, consisting of $82.4 million of retail sales at our Company-owned stores and $844.6 million of retail sales at our domestic franchise and international stores. System-wide sales amounts for franchise stores are reported to us by our franchisees.

•	Domestic Stores same store sales increased 0.5%; comprised of a domestic franchise same store sales increase of 0.9% offset in part by a decrease in domestic Company-owned same store sales of 2.4%.

•	International same store sales increased 4.8%, on a constant dollar basis, marking the 39th consecutive quarter of international same store sales growth.

•	As of the end of the third quarter, there were 7,332 Domino’s Pizza stores in operation worldwide, a net increase of 194 stores since the end of the third quarter 2002.

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Recapitalization Summary:

On June 25, 2003, the Company completed a recapitalization transaction (the “2003 Recapitalization”) which lowered its effective borrowing rate, and included (i) the issuance of $403.0 million in 8 ¼% senior subordinated notes due 2011; and (ii) borrowings of $610.0 million in term loans and a $125.0 million revolving credit facility which was undrawn at closing. These borrowings along with cash from operations enabled the Company to:

•	Purchase an aggregate of $206.7 million of its 10 3/8% senior subordinated notes due 2009 for a total purchase price, including bond tender fees and accrued interest, of approximately $236.7 million;

•	Repay all amounts owing under its previous credit facility;

•	Distribute amounts to its parent to redeem all of its 11.5% Cumulative Preferred Stock for approximately $200.5 million and to pay a dividend to shareholders of approximately $188.3 million; and

•	Make compensatory make-whole payments to parent company shareholders and option holders of approximately $12.4 million.

Financial Summaries

	Fiscal Quarter Ended			Three Fiscal Quarters Ended
(Dollars in millions)	September 7, 2003	September 8, 2002	% Change	September 7, 2003	September 8, 2002	% Change
Total revenues [1]	292.8	277.1	5.7	900.3	879.2	2.4
SFAS 131 Reported Earnings [2]	25.8	39.8	(35.2)	121.1	127.2	(4.8)
Income from operations	21.9	34.5	(36.4)	104.2	104.8	(0.5)
Net income (loss)	(18.3)	10.8	(269.8)	17.5	37.5	(53.2)

[1]	Total revenues primarily include retail sales at our Company-owned stores, royalties from franchise stores, and related sales from our distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix while distribution revenues may vary significantly as a result of fluctuations in food prices, including cheese prices.

[2]	Previously referred to as EBITDA by the Company. Includes $16.4 million of 2003 Recapitalization expenses. See Reconciliation of SFAS 131 Reported Earnings to Net Income (Loss) below.

System-wide Sales and Revenues:

The increases in third quarter and year-to-date system-wide sales were due primarily to increases in worldwide store counts as well as increases in domestic franchise and international same store sales; offset in part by decreases in domestic Company-owned same store sales.

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The increases in third quarter and year-to-date total revenues were due primarily to increases in domestic distribution revenues and, to a lesser extent, international revenues, offset in part by decreases in domestic Company-owned stores revenues. The increases in domestic distribution revenues were due primarily to a market increase in overall food prices, including cheese, and an increase in volumes. The cheese block price per pound averaged $1.38 and $1.21 in the third quarter and first three quarters of 2003, up from $1.12 and $1.20 in the comparable periods in 2002. The increases in international revenues were due in part to increases in same store sales and in the average number of international stores open during 2003. International constant dollar same store sales increased 4.8% and 4.0% for the third quarter and year-to-date periods in 2003, compared to the same periods in 2002. There were 2,457 international stores in operation as of the end of the third quarter, a 130 store net increase from the comparable period in 2002. The decreases in domestic Company-owned stores revenues were due primarily to decreases in same store sales. Domestic Company-owned same store sales decreased 2.4% and 3.7% for the third quarter and year-to-date periods in 2003. Domestic franchise same store sales increased 0.9% and 0.1% for the third quarter and year-to-date periods in 2003.

Earnings:

The decreases in third quarter and year-to-date income from operations were due primarily to approximately $12.4 million of certain make-whole payments and approximately $4.0 million of other expenses related to the 2003 Recapitalization. In addition, income from operations was negatively impacted by higher food costs at our Company-owned stores, including cheese costs, and a change in product mix per order as a result of certain promotions and new product introductions. These decreases in income from operations were offset in part by increases in royalty revenues from our domestic and international franchise stores, increases in distribution volumes and operating efficiencies and lower non-recapitalization related general and administrative expenses, including reductions in administrative labor. Additionally, income from operations for the year-to-date period was positively impacted by the expensing of $5.3 million of certain capitalized software costs in 2002.

The decreases in third quarter and year-to-date net income were due primarily to decreases in income from operations and approximately $36.0 million of expenses incurred in connection with the 2003 Recapitalization, including $20.4 million of bond tender fees and a $15.6 million write-off of financing fees through interest expense. These decreases in net income were offset in part by a related benefit for income taxes. Additionally, in the third quarter of 2002, the Company recorded a $4.5 million write-off of financing fees through interest expense in connection with the refinancing of its senior credit facility.

Reconciliation of SFAS 131 Reported Earnings to Net Income (Loss):

SFAS 131 Reported Earnings (previously referred to as EBITDA by the Company) represents earnings before interest, taxes, depreciation, amortization, gains (losses) on sale/disposal of assets, and gain (loss) on debt extinguishments and is calculated in the manner required by SFAS No. 131. Management uses SFAS 131 Reported Earnings as a primary profit measure, as management believes it provides a meaningful year-to-year comparison of the Company’s operating results. Furthermore, SFAS 131 Reported Earnings is reported because we use it extensively in internal management reporting to evaluate our business segments; we believe it assists the investing community in evaluating the operating performance of our Company and it is a required disclosure under SFAS No. 131 relating to the profitability of our reportable segments as the Company evaluates the performance of its segments and allocates resources to them based on SFAS 131 Reported Earnings. However, SFAS 131 Reported Earnings should not be substituted as an alternative to net income or income from operations which are measures of performance in accordance with accounting principles generally accepted in the United States. In addition, SFAS Reported Earnings should not be considered as an alternative to cash flows provided by operating activities as a measure of liquidity.

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The following table reconciles SFAS 131 Reported Earnings to consolidated net income (loss) (in thousands):

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 7, 2003	September 8, 2002	September 7, 2003	September 8, 2002
SFAS 131 Reported Earnings	$25,798	$39,796	$121,081	$127,184
Depreciation and amortization	(6,668)	(5,737)	(19,993)	(19,560)
Gains (losses) on sale/disposal of assets	2,795	440	3,152	(2,863)
Loss on debt extinguishments	(20,422)	(301)	(22,164)	(1,217)
Interest expense, net	(30,843)	(17,052)	(54,001)	(43,997)
(Provision) benefit for income taxes	11,002	(6,345)	(10,528)	(22,032)

Net income (loss)	$(18,338)	$10,801	$17,547	$37,515

About Domino’s Pizza:

Founded in 1960, Domino’s Pizza operates a network of 7,332 Company-owned and franchised stores in the United States and more than 50 countries, and is the recognized world leader in pizza delivery. Domino’s Pizza, named a Megabrand by Advertising Age, had system-wide sales of nearly $4 billion in 2002. Domino’s Pizza was named “Chain of the Year” for 2003 by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations—Domino’s, Inc. (734) 930-3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements contained in this release relating to our anticipated profitability and operating performance are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to Follow…

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Domino’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 7, 2003	September 8, 2002	September 7, 2003	September 8, 2002
(In thousands)
Revenues:
Domestic Company-owned stores	$82,419	$84,436	$258,236	$262,824
Domestic franchise	31,411	30,623	98,164	97,219
Domestic distribution	157,689	143,614	479,757	464,080
International	21,329	18,387	64,159	55,055

Total revenues	292,848	277,060	900,316	879,178

Operating expenses:
Cost of sales	220,066	203,450	666,701	644,578
General and administrative	50,857	39,111	129,375	129,839

Total operating expenses	270,923	242,561	796,076	774,417

Income from operations	21,925	34,499	104,240	104,761
Interest expense, net	30,843	17,052	54,001	43,997
Other	20,422	301	22,164	1,217

Income (loss) before provision (benefit) for income taxes	(29,340)	17,146	28,075	59,547
Provision (benefit) for income taxes	(11,002)	6,345	10,528	22,032

Net income (loss)	$(18,338)	$10,801	$17,547	$37,515

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Domino’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 7, 2003 (Unaudited)	December 29, 2002 (Note)
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$25,010	$22,472
Accounts receivable	60,339	57,497
Inventories	22,470	21,832
Advertising fund assets, restricted	28,005	28,231
Other assets	24,036	16,880

Total current assets	159,860	146,912
Property, plant and equipment, net	118,835	120,547
Other assets	143,740	154,968

Total assets	$422,435	$422,427

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of long-term debt	$22,091	$2,843
Accounts payable	48,955	46,131
Advertising fund liabilities	28,005	28,231
Other accrued liabilities	70,056	80,023

Total current liabilities	169,107	157,228
Long-term liabilities:
Long-term debt, less current portion	949,480	599,180
Other accrued liabilities	45,284	41,600

Total long-term liabilities	994,764	640,780
Total stockholder’s deficit	(741,436)	(375,581)

Total liabilities and stockholder’s deficit	$422,435	$422,427

Note: The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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